SUB-ITEM 77M
Mergers

Nuveen Enhanced AMT-Free Municipal Credit
Opportunities Fund f/k/a Nuveen Dividend Advantage
Municipal Income Fund

811-09475

On April 11, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Quality Municipal Fund, Inc., Nuveen Quality Income
Municipal Fund, Inc. and Nuveen Municipal Opportunity
Fund, Inc. were transferred to the Nuveen Dividend
Advantage Municipal Income Fund. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on October 23, 2015, Accession No. 0001193125-
15-351943, which materials are herein incorporated by reference.